Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
We consent to the incorporation by reference in the Registration Statements of RCI Hospitality Holdings, Inc. (the “Company”) on Form S-3 (No. 333-174207, No. 333-194343 and No. 333-256158) of our report dated December 14, 2022, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of the Company as of September 30, 2022 and for each of the years in the two-year period ended September 30, 2022, which report is included in this Annual Report on Form 10-K of the Company for the year ended September 30, 2023. We were dismissed as auditors on January 12, 2023, and, accordingly, we have not performed and audit or review procedures with respect to any financial statements by reference for the periods after the date of our dismissal.
/s/ Friedman LLP
Friedman LLP
Marlton, New Jersey
December 14, 2023